EXHIBIT 23.1
Consent of Independent Registered Public Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-134012, 333-111496 and 333-125100 and Form S-8 Nos. 333-140416, 333-134399, 333-42866, 333-69058, 333-88808, 333-104190, 333-114633, 333-124074, 333-125133 and 333-129611) of Illumina, Inc. and in the related Prospectuses of our report dated March 12, 2007, with respect to the consolidated financial statements of Solexa, Inc. as of and for the years ended December 31, 2006 and 2005 included in this Current Report on Form 8-K.
/s/ Ernst & Young LLP

Palo Alto, CA
July 13, 2007